Exhibit 99.1

Dana Completes $400 Million in Senior Notes Offering

MAUMEE, Ohio, April 4, 2017/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana”) today announced that its wholly owned indirect subsidiary, Dana Financing Luxembourg S.à r.l. (the “Issuer”), has closed its previously announced offering of $400 million aggregate principal amount of 5.750% Senior Notes due 2025 (the “2025 Notes”). In connection with the issuance of the 2025 Notes, the Issuer entered into a U.S. dollar–Euro swap, which has effectively fixed the interest cost to Dana on the 2025 Notes at 3.85%. The 2025 Notes are fully and unconditionally guaranteed by Dana.

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “feels,” “strives,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “strategy,” “goal,” “aspiration,” “outcome,” “remain,” “maintain,” “trend,” “objective,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs approximately 27,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $5.8 billion in 2016. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. Based in Maumee, Ohio, the company’s operations were selected as a 2017 “Top Workplace” in Northwest Ohio and Southeast Michigan by The (Toledo) Blade. For more information, please visit dana.com. Information on or accessible through our website does not constitute part of this release.

Investor Contact Craig Barber 419.887.5166 craig.barber@dana.com	Media Contact Jeff Cole 419.887.3535 jeff.cole@dana.com